Exhibit 10.20

Maximum Guarantee Contract
No. 2010 Nan Zui Gao Bao Zi No. YD10-001
Between
Guarantor: Zhan Youdai
Name of Certificate: ID card  No:352128196909072016
Address: No 6, Shuinan Industry Road, Songxi County, Nanping City, Fujian Province Post Code: 353500
Mobile: 13809599699   Tel: 0599-2325688
and
Creditor: Bank of China Limited Nanping Branch
Legal Representative/Person-in-charge: Wang Heng  Authorized Signatory: Zhu Mangui
Address: Bank of China Tower, 459 Middle Binjiang Road, Nanping  Post Code: 353000
Tel: 0599-8856381   Fax: 0599-8822091
In order to guarantee the performance of the debts under the Main Contract referred to in Article 1 hereof, the Guarantor is willing to provide the guarantee to the Creditor. Both parties enter into this Contract after negotiation on the basis of equality. Unless otherwise provided herein, the interpretation to the words and expressions herein shall be defined in accordance with the Main Contract.
Article 1	Main Contract
The Main Contract of this Contract is:
The Domestic Commercial Invoice Discount Agreement (No. 2010 Nan Shang Tie Zi No.YD10-001) between the Creditor and the Debtor Fujian Yada Group Co., Ltd., and the individual agreements which have been signed and will be signed on the basis thereof, and amendments or supplements thereto, which are specified to be the Main Contract guaranteed hereunder.
Article 2	Principal Creditor's Rights and the Effective Period

Unless otherwise provided by laws or agreed by the parties, the principal creditor's rights actually occurred under the Main Contract during the following period shall constitute the principal creditor's rights hereunder:
From the effective date of the Domestic Commercial Invoice Discount Agreement referred to in Article 1 hereof to the expiration date of term of credit line set forth in such Agreement and amendments or supplements thereto.
Article 3	Maximum Amount of the Guaranteed Creditor's Rights
3.1	The maximum balance of the principal of the creditor's rights guaranteed hereunder shall be:
Currency: RMB.
(In words) Say Renminbi Twenty Million Yuan Only.
(In figures) RMB 20,000,000.00 yuan.
3.2
On the expiration date of the effective period of the principal creditor's rights as defined in Article 2 hereof, if the debts defined as guaranteed principal creditor's rights hereunder, the interests arising out of the principal of such principal creditor's rights (including statutory interest, agreed interest, compound interest, penalty interest), penalty, damages, costs for realizing the creditor's rights (including but not limited to litigation costs, attorney fees, notary fees, enforcement fees, etc.), the Creditor's losses and all other payable expenses attributable to the default of the Debtor, shall be deemed as guaranteed principal creditor’s rights, with the specific amount to be determined at the time of settlement.

The sum of the amount of creditor's rights determined in accordance with the preceding two paragraphs shall be the maximum amount of the creditor's rights guaranteed hereunder.
Article 4	Guarantee
The guaranty hereunder shall be the first guarantee below:
1. The joint liability guaranty.

2. The general guaranty.
Article 5	Occurrence of Guarantee Liability
If the Debtor fails to make repayment to the Creditor on any date of regular repayment or date of prepayment under the Main Contract as agreed upon, the Creditor shall have the right to require the Guarantor to assume the guarantee liability.
The date of regular repayment referred to in the preceding paragraph is the principal repayment date and interest payment date set forth in the Main Contract or the date on which the Debtor shall make any payments to the Creditor pursuant to such contract. The date of prepayment referred to in the preceding paragraph is the date of prepayment proposed by the Debtor and consented by the Creditor, and the date of prepayment of the principal and interests of the creditor's rights and/or any other amounts to be made by the Debtor as required by the Creditor pursuant to the Contract, etc.
Surety or guarantee with other assets for the principal debts existing simultaneously beyond the Contract, shall not affect any rights of the Creditor hereunder and the exercise thereof, and the Guarantor shall not raise a plea against the Creditor on this ground.
Article 6	Guarantee Period
The guarantee period hereunder shall be two years from the expiration date of the effective period of the principal creditor's rights as defined in Article 2 hereof.
Within the guarantee period, the Creditor shall have the right to jointly or severally require the Guarantor to assume the guarantee liability for all or part of, multiple or single principal creditor's rights.
Article 7	Limitation of Action for the Guaranteed Debts
If the principal creditor's rights is not settled, in case of joint liability guarantee, and if the Creditor requires the Guarantor to assume the guarantee liability prior to the expiration date of the guarantee period as set forth in Article 6 hereof, limitation of action for the guaranteed debts shall be calculated and applicable from the date when the Creditor requires the Guarantor to assume the guarantee liability.
In case of the general guarantee, if the Creditor brings a lawsuit against the Debtor or applies for arbitration prior to the expiration date of the guarantee period as set forth in Article 6 hereof, limitation of action for the guaranteed debts shall be calculated and applicable from the effective date of the judgment or arbitral award.

Article 8	Relationship between the Contract and the Main Contract
If the Main Contract includes the Credit Line Agreement/ General Agreement on Credit Facility, extension of the term of facility amount/the period of business cooperation therein shall be subject to written consent of the Guarantor. Without Guarantor’s consent, the Guarantor shall assume the guarantee liability only to the extent of the maximum amount of the guaranteed creditor's rights as set forth in Article 3 hereof in respect of the principal creditor's rights occurred within the original term of facility amount/business cooperation period. The guarantee period shall remain the original period.
Changes in other contents or matters in the Agreement on Credit Line Agreement /General Agreement on Credit Facility, single agreements thereunder or in single Main Contract will not be subject to the consent of the Guarantor, the Guarantor shall assume the guarantee liability for the amended Main Contract to the extent of the maximum amount of the guaranteed creditor’s rights specified in Article 3 hereof.
The Creditor and the Guarantor may change the guaranteed maximum creditor’s rights amount specified in Article 3 hereof after consultations.
Appointment of other branches of Bank of China Limited by the Creditor to perform all or partial rights and obligations hereunder or assignment of the principal creditor’s rights to the third party will not be subject to the consent of the Guarantor, and the guarantee liability of the Guarantor will not be released or exempted.
Article 9	Representations and Warrants
The Guarantor represents and warrants that:
(1)	The Guarantor has full legal capacity for civil rights and conducts to enter into and perform this Contract;

(2)
The Guarantor fully understands the contents of the Main Contract, entry into and performance of this Contract represent the true intent of the Guarantor, and it has obtained legal and effective authorization according to the requirements of its articles of association or other internal management documents.

(3)	All documents and materials provided by the Guarantor to the Creditor are accurate, true, complete and effective;
(4)	The Guarantor accepts the supervision and examination by the Creditor on the production and operation and financial position of the Guarantor, and will give assistance and cooperation;
(5)	The Guarantor does not conceal to the Creditor its material direct liabilities or contingent liabilities as of the date of signing;
(6)	Up to the conclusion of this contract, the Guarantor has no and not participated in gambling, taking drugs or other illegal behaviors during guarantee.
(7)
In case that any condition may affect financial status of the Guarantor or his/her performance capability occurred, including but not limited to: significant failure of investment, to be treated as Defendant or Respondent in any litigation or arbitration, to suffer from attachment of certain property by the court or other authorities, to bear significant direct liabilities or contingent liabilities, to suffer from great changes to personal property resulting from the change of marriage status or execution of any agreement concerning family property, to suffer from great negative change to near relatives and to plan to emigrate overseas, etc. The Guarantor shall notify Creditor in written immediately.

Article 10	Events of Default and Settlement
1.	Any of the following circumstances will constitute or be deemed as an event of default by the Guarantor hereunder:
(1)	failure to timely assume the guarantee liability stipulated in this Contract;
(2)	false representations in this Contract or breach of its warrants made in this Contract;

(3)	occurrence of the events described in Article 7 hereof which seriously affect the Guarantor’s financial position and performance ability;
(4)	There is any bad record of the Guarantor in individual credit database of the People’s Bank of China or other social credit rating systems;
(5)	breach of other provisions of this Contract on the rights and obligations of the parties;
(6)	events of default by the Guarantor under other contracts with the Creditor or other branches of Bank of China.
(7)	the Guarantor loses performance capacity fully or in partial, or be punished criminal punishment legally above fixed-term imprisonment
2.	In case of the events of default specified in the preceding paragraph, the Creditor shall have the right to separately or simultaneously take the following measures as the case may be:
(1)	require the Guarantor to correct its breaches within the time limit specified;
(2)	wholly or partially reduce, suspend or terminate the credit facility amount granted to the Guarantor;
(3)
wholly or partially suspend or terminate acceptance of the Guarantor’s business application under other contracts; wholly or partially suspend or terminate release and handling the unreleased loan, and unhandled other trading financing;

(4)
declare the principal and interests of the Guarantor on the outstanding loan/trading financing amounts under other contracts as well as other accounts payable are wholly or partially due with immediate effect;

(5)	terminate or cancel this Contract, wholly or partially terminate or cancel other contracts between the Guarantor and the Creditor;
(6)	require the Guarantor to indemnify for the losses of the Creditor arising from its breach;

(7)
deduct and withdraw money from the account of the Guarantor opened under Creditor for discharge principal creditor’s debts only with notification sent before or after. Any undue payment in such account shall be deemed as becoming due in advance, and for the difference of currencies between the account and the Creditor, it shall be converted based on list price of exchange available to the Creditor while deducting and withdrawing such money.

(8)	apply for departure of the Guarantor limited by relevant authority according to national management rules on entry or exit;
(9)	other measures as the Creditor considers necessary.
Article 11	Marriage and Property
Marriage status of the Guarantor while signing this contract: ■Married, □Unmarried;
If the Guarantor has married,
1.	Between the Guarantor and his/her spouse: ■no agreement or convention concerning family property existed/ □has, and □not provide/□ provided;
2.
For any breach of major contract guaranteed, the Guarantor and his/her spouse are willing to undertake joint liabilities depending on the Guarantor’s personal property and his/her family property according to the agreement.

Article 12	Authorization of Individual Credit Information
The Guarantor authorizes the Creditor to inquire his/her individual credit information by means of the individual credit information database of the People’s bank of China and submit such information to the individual credit information database of the People’s bank of China and other social credit rating system.
Article 13	Reservation of Rights
Failure by a party to exercise all or partial rights hereunder or to require the other party to perform and assume all or partial obligations and responsibilities will not constitute waiver by such party of such rights or exemption from such obligations and responsibilities.

Any indulgence, extension or postponement in exercising the rights hereunder granted by a party to the other party will not affect any rights it shall have under this Contract and laws and regulations, nor be construed as waiver by it of such rights.
Article 14	Amendment, Modification and Termination
Amendment or modification may be made to this Contract in writing by mutual agreement of the parties, which shall constitute an integral part of this Contract.
Unless otherwise provided by laws and regulations or agreed by the parties, this Contract may not be terminated prior to completion of performance of their rights and obligations hereunder.
Unless otherwise provided by laws and regulations or agreed by the parties, legal validity of the remaining provisions will not be affected by the invalidity of any provision of this Contract.
Article 15	Applicable Law and Dispute Resolution
This Contract shall be governed by the laws of the People’s Republic of China.
Any and all disputes and controversies arising from performance of this Contract shall be settled by the parties through negotiation. In case no settlement can be reached through negotiation, the parties agree to apply the dispute resolution method as same as specified in the Main Contract.
During the period of settlement of disputes, if such disputes will not affect the performance of the remaining provisions of this Contract, such provisions shall continue to be performed.
Article 16	Expenses
Unless otherwise provided by laws or agreed by the parties, the expenses (including attorney fee) incurred for conclusion, performance of this Contract and dispute resolution shall be borne by the Guarantor.
Article 17	Miscellaneous
17.1	The Guarantor shall not assign any rights and obligations hereunder to any third party without the written consent of the Creditor.

17.2
If the Creditor must entrust other branches of Bank of China Limited to perform the rights and obligations hereunder due to the business need, the Guarantor hereby approves. Other branches of Bank of China Limited authorized by the Creditor shall have the right to exercise all rights hereunder, and to lodge a lawsuit or refer to the arbitration commission in respect of the disputes hereunder.

17.3
Unless otherwise stipulated, the mailing addresses specified by each Party herein are the receiving addresses of correspondences. Both Parties promise, if such addresses changed, to inform the other Party new receiving addresses in written. All matters related to the performance of this contract shall be informed each other by means of the latest contact methods recorded. In case of using mails, the third day after sent by the Notify Party shall be presumed as delivered to the Receiving Party.

Article 18	Effectiveness
This Contract shall become effective from the date when it is signed and sealed by the legal representatives, persons-in-charge or authorized signatories of the parties.
This Contract is executed in three copies, each party and the Debtor shall hold one copy respectively, each of which shall have equal effect in law.

For and on behalf of the Guarantor
Zhan Youdai
Spouse: Zhou Liufeng
July 21, 2010

For and on behalf of the Creditor
Bank of China Limited Nanping Branch
By: Zhu Mangui
July 21, 2010